                                                                    EXHIBIT 11.1

                       TRANSACT TECHNOLOGIES INCORPORATED
                        Computation of Earnings Per Share
                                   (unaudited)

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
                                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                      JUNE 30,                    JUNE 30,
                                                              -----------------------      ---------------------
(In thousands, except per share data)                           2002          2001           2002          2001
                                                              ---------     ---------      ---------     -------
Net income (loss)                                             $     289     $  (1,220)     $     160     $(2.977)
Dividends and accretion on preferred stock                          (89)          (89)           (89)       (179)
                                                              ---------     ---------      ---------     -------

Net income (loss) available to common
  shareholders                                                $     200        (1,309)     $     (19)    $(3,156)
                                                              =========     =========      =========     =======

Shares:
  Basic - Weighted average common shares
   outstanding                                                    5,626         5,556          5,615       5,547
  Dilutive effect of outstanding options and
   warrants as determined by the treasury
   stock method                                                      --            --             --          --
                                                              ---------     ---------      ---------     -------
  Dilutive - Weighted average common and
   common equivalent shares outstanding                           5,626         5,556          5,615       5,547
                                                              =========     =========      =========     =======

Net income (loss) per common and common equivalent share:
   Basic                                                      $    0.04     $   (0.24)     $    0.00     $ (0.57)
                                                              =========     =========      =========     =======
   Diluted                                                    $    0.04     $   (0.24)     $    0.00     $ (0.57)
                                                              =========     =========      =========     =======
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